Exhibit 10.9.8

AMENDMENT NO. 3 TO CREDIT AGREEMENT

THIS AMENDING AGREEMENT is made as of the 30th day of December, 2008,

B E T W E E N:
JPMORGAN CHASE BANK, N.A.

(hereinafter referred to as the "Agent")

- and -

THOSE BANKS WHOSE NAMES APPEAR ON THE SIGNATURE PAGES HERETO

(hereinafter collectively referred to as the "Lenders")

- and -

VITRAN CORPORATION INC., VITRAN EXPRESS CANADA INC. AND VITRAN CORPORATION

(hereinafter collectively referred to as the "Borrowers")

- and -

THE GUARANTORS WHOSE NAMES APPEAR ON THE SIGNATURE PAGES HERETO

(hereinafter collectively referred to as the "Guarantors")

WHEREAS the Agent, the Lenders and the Borrowers entered into a Credit Agreement dated as of July 31, 2007 (the "Original Credit Agreement");

AND WHEREAS the Agent, the Lenders, the Borrowers and the Guarantors entered into Amendment No. 1 to Credit Agreement dated as of January 21, 2008 (the "First Amendment");

AND WHEREAS the Agent, the Lenders, the Borrowers and the Guarantors entered into Amendment No. 2 to Credit Agreement dated as of April 10, 2008 (the "Second Amendment") (the Original Credit Agreement as amended by the First Amendment and the Second Amendment is hereinafter referred to as the "Credit Agreement");

AND WHEREAS the Borrowers have requested certain amendments to the Credit Agreement, and the Agent and the Lenders have agreed to grant such amendments, subject to the terms and conditions set out in this Agreement;

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NOW THEREFORE in consideration of the premises and the agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
INTERPRETATION

1.1	Definitions.

Unless otherwise defined herein, capitalized terms used in this amendment agreement (this "Agreement"), including in the recitals hereto, shall have the meanings ascribed to such terms in the Credit Agreement.

1.2	References to Credit Agreement.

Upon execution of this Agreement, the Credit Agreement shall be deemed to have been amended as of the Amendment Effective Date (as that term is defined in Article IV hereof).  The terms "hereof", "herein", "this agreement" and similar terms used in the Credit Agreement, shall mean and refer to, from and after the Amendment Effective Date, the Credit Agreement as amended by this Agreement.

1.3	Continued Effectiveness.

Nothing contained in this Agreement shall be deemed to be a waiver by the Agent or the Lenders of compliance by the Borrowers and Guarantors of any covenant or agreement contained in, or a waiver of any Default or Event of Default under, the Credit Agreement or applicable Guarantee and each of the parties hereto agree that the Credit Agreement as amended by this Agreement shall remain in full force and effect.

1.4	Benefit of the Agreement.

This Agreement shall enure to the benefit of and be binding upon the Borrowers, the Guarantors, the Agent and the Lenders and their respective successors and permitted assigns.

1.5	Invalidity of any Provisions.

Any provision of this Agreement which is prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition in such jurisdiction without invalidating the remaining terms and provisions hereof and no such invalidity shall affect the obligation of the Borrower to pay the Secured Obligations in full.

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1.6	Captions and Heading.

The inclusion of headings preceding the text of the sections of this Agreement and the headings following each Article in this Agreement are intended for convenience of reference only and shall not affect in any way the construction or interpretation thereof.

ARTICLE II
AMENDMENTS

2.1	Amendments

Subject to satisfaction of the conditions precedent set forth in Article IV of this Agreement, the Credit Agreement is hereby amended as follows:

(a)	Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in proper alphabetical sequence:

(i)
"Acquisition EBITDA" means, for any particular period with respect to any Person, net income (which, for the purposes of this definition, shall be the net income of such Person as determined in accordance with generally accepted accounting principles) excluding in the calculation of net income all extraordinary, unusual and all other non-recurring items, foreign exchange losses or gains and losses or gains on the repurchase or redemption of any securities, plus, to the extent deducted in calculating such net income, interest expense, other financing costs, income tax expenses, amortization, depreciation and other non-cash items.

(ii)
"Defaulting Lender" means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Banking Days of the date required to be funded by it hereunder, (b) notified the Borrowers, the Agent, the Issuing Lender, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Banking Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Banking Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

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(iii)
"Distribution" means (i) the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any shares in the capital of Vitran; and (ii) the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any shares in the capital of Vitran or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital of Vitran, including, without limitation, options, warrants, conversion or exchange privileges and similar rights.

(iv)
"EBITDAR" means, for any particular period, with respect to any Company, EBITDA of such Company for such period plus, to the extent deducted in determining Net Income of such Company, Rent of such Company for such period, and, provided that for purposes of calculating EBITDAR for any period, the EBITDAR during such period attributable to any Acquisition by such Company or any Subsidiary of such Company during such period shall be included on a pro forma basis for such period (assuming the consummation of such Acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period) provided that such Company shall have provided to the Agent and the Lenders, prior to the completion of the Acquisition, (i) the most recently available consolidated balance sheet of the Person that is the subject of such Acquisition (and its consolidated Subsidiaries) and (ii) the most recently available consolidated statements of income and of cash flows and all such financial statements have been reviewed and reported on by independent accountants or are otherwise in form and substance acceptable to the Agent.

(v)
"EBITDAR to Interest Expenses and Rent Ratio" means, for a particular Fiscal Quarter, the ratio of (i) Rolling EBITDAR of Vitran (on a consolidated basis) for such Fiscal Quarter to (ii) Rolling Interest Expenses and Rent of Vitran (on a consolidated basis) for such Fiscal Quarter.

(vi)	"LC Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

(vii)
"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of a Borrower at such time.  The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.

(viii)
"Monthly Asset Coverage Ratio" means, for a particular month, the ratio of (i) Receivables Value of Vitran (on a consolidated basis) as at the last day of such month plus the net book value, in accordance with generally accepted accounting principles, of Eligible Real Property and Eligible Equipment of Vitran (on a consolidated basis) to (ii) Funded Debt of Vitran (on a consolidated basis) for such month.

(ix)
"Monthly U.S. Asset Coverage Ratio" means, for a particular month, the ratio of (i) Receivables Value of the U.S. Borrower (on a consolidated basis) as at the last day of such month plus the net book value of Eligible Real Property and Eligible Equipment of the U.S. Borrower (on a consolidated basis) to (ii) Funded Debt of the U.S. Borrower (on a consolidated basis) for such month.

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(x)
"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans under the Revolving Facility and its LC Exposure and Swingline Exposure at such time.

(xi)
"Rent" of any Company means the obligations of such Company to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as operating leases under generally accepted accounting principles.

(xii)	"Rolling EBITDAR" means, for any Fiscal Quarter, the aggregate of EBITDAR for such Fiscal Quarter and for each of the three immediately preceding Fiscal Quarters.

(xiii)
"Rolling Interest Expenses and Rent" means, for any Fiscal Quarter, the aggregate of Interest Expenses plus Rent for such Fiscal Quarter and for each of the three immediately preceding Fiscal Quarters.

(xiv)
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

(b)
The definition of "ABR Canada" in Section 1.1 of the Credit Agreement is hereby amended by inserting the following sentence at the end of such definition: "Any change in ABR Canada due to a change in the Base Rate Canada shall be effective from and including the effective date of such change in Base Rate Canada.".

(c)	The definition of "ABR New York" in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

""ABR New York" means, at any particular time, the variable rate of interest per annum, calculated on the basis of a 360-day year, which is equal to the greater of (a) the Base Rate New York at such time, (b) the aggregate of (i) the Federal Funds Effective Rate at such time and (ii) ½ of 1% per annum and (c) LIBOR for a one month Interest Period on such day (or if such day is not a Banking Day, the immediately preceding Banking Day) plus 1% per annum. Any change in ABR New York due to a change in Base Rate New York, the Federal Funds Effective Rate or LIBOR shall be effective from and including the effective date of such change in Base Rate New York, the Federal Funds Effective Rate or LIBOR, respectively."

(d)
The definition of "EBITDA" in Section 1.1 of the Credit Agreement is hereby amended by inserting the phrase "(including, without limitation, share-based compensation)" on the ninth line thereof following the phrase "other non cash expenses".

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(e)	Section 9.4 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

"9.4
Mandatory Prepayments under the Credit Facilities.  Until December 31, 2009, 100% of the proceeds of any Permitted Disposition or any sale, assignment, transfer, conveyance or other disposition of any (i) real estate of any Obligor, (ii) rolling stock (including without limitation motor vehicles, tractors and trailers) of any Obligor in an aggregate amount in excess of $1,000,000 to the extent the proceeds from such sale are not reinvested by the applicable Obligor in rolling stock within 90 days of such sale, or (iii) any other assets of the Obligors in an aggregate amount in excess of $1,000,000, in each case net of all expenses of disposition and all taxes related thereto, shall be applied as a mandatory prepayment of the Credit Facilities on the completion of such Permitted Disposition or such other sale, assignment, transfer, conveyance, lease or disposition.  Prior to October 1, 2009, any such prepayment shall be applied firstly to the prepayment of outstanding credit under the Revolving Facility, and secondly, if no credit remains outstanding under the Revolving Facility, such proceeds shall be deposited in an account at JPMorgan Canada as cash collateral for the Secured Obligations. From October 1, 2009 to and including December 31, 2009, any such prepayment shall be applied firstly to the prepayment of outstanding credit under the Term Facility (up to a maximum of $10,000,000), secondly to the prepayment of outstanding credit under the Revolving Facility, and thirdly such proceeds shall be deposited in an account at JPMorgan Canada as cash collateral for the Secured Obligations. On September 30, 2009, the Borrowers must make a drawdown under the Revolving Facility in the amount of all prepayments made under the Revolving Facility pursuant to this Section (up to a maximum of $10,000,000) and use the proceeds of such drawdown to make a prepayment of outstanding credit under the Term Facility (the "Term Repayment"). The first $10,000,000 which is prepaid under the Revolving Facility pursuant to this Section may not be re-borrowed until such time as the Term Repayment is made. Any amount over $10,000,000 which is prepaid under the Revolving Facility pursuant to this Section on or before September 30, 2009 may not be re-borrowed. Amounts which are prepaid under the Revolving Facility pursuant to this Section between October 1, 2009 and December 31, 2009 may not be re-borrowed. Amounts which are prepaid under the Term Facility as aforesaid may not be re-borrowed."

(f)	Section 11.1(a) of the Credit Agreement is hereby amended by (i) renumbering subsection (vi) to be subsection (vii), and (ii) inserting a new subsection (vi) as follows:

"(vi)
within 20 days after the end of each month (A) a copy of the unaudited consolidated balance sheet and income statement of Vitran, (B) a copy of the unaudited consolidated balance sheet and income statement of the U.S. Borrower prepared in accordance with generally accepted accounting principles, and (C) a compliance certificate of Vitran confirming the Monthly Asset Coverage Ratio and the Monthly U.S. Asset Coverage Ratio for such month;"

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(g)	Section 11.1(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following paragraph:

"(b)
Debt to EBITDA Ratio.  Vitran shall maintain the Debt to EBITDA Ratio (i) for the Fiscal Quarter ending December 31, 2008 at less than or equal to 5.50 to 1, (ii) for the Fiscal Quarter ending March 31, 2009 at less than or equal to 6.75 to 1, (iii) for the Fiscal Quarter ending June 30, 2009 at less than or equal to 6.75 to 1, (iv) for the Fiscal Quarter ending September 30, 2009 at less than or equal to 5.75 to 1, (v) for the Fiscal Quarter ending December 31, 2009 at less than or equal to 4.25 to 1, and (vi) for each Fiscal Quarter thereafter at less than or equal to 3.25 to 1."

(h)	Section 11.1(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following paragraph:

"(c)
U.S. Borrower Debt to EBITDA Ratio.  The U.S. Borrower shall maintain the U.S. Borrower Debt to EBITDA Ratio (i) for the Fiscal Quarter ending December 31, 2008 at less than or equal to 3.25 to 1, (ii) for the Fiscal Quarter ending March 31, 2009 at less than or equal to 5.00 to 1, (iii) for the Fiscal Quarter ending June 30, 2009 at less than or equal to 5.00 to 1 (iv) for the Fiscal Quarter ending September 30, 2009 at less than or equal to 3.25 to 1, and (v) for each Fiscal Quarter thereafter at less than or equal to 2.50 to 1."

(i)	Section 11.1(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following paragraph:

"(d)
EBITDAR to Interest Expenses and Rent Ratio.  Vitran shall maintain the EBITDAR to Interest Expenses and Rent Ratio (i) for the Fiscal Quarter ending December 31, 2008 at greater than or equal to 1.60 to 1, (ii) for the Fiscal Quarter ending March 31, 2009 at greater than or equal to 1.40 to 1, (iii) for the Fiscal Quarter ending June 30, 2009 at greater than or equal to 1.30 to 1, (iv) for the Fiscal Quarter ending September 30, 2009 at greater than or equal to 1.35 to 1, and (v) for each Fiscal Quarter thereafter at greater than or equal to 1.50 to 1.

(j)	Section 11.1(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following paragraph:

"(e)
Asset Coverage.  For the period through and including December 31, 2009, the  Borrowers shall, for each month, maintain the Monthly Asset Coverage Ratio at greater than or equal to 1.40 to 1. From and after January 1, 2010, the  Borrowers shall, for each Fiscal Quarter, maintain the Asset Coverage Ratio at greater than or equal to 1.30 to 1."

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(k)	Section 11.1(f) of the Credit Agreement is hereby deleted in its entirety and replaced with the following paragraph:

"(f)
U.S. Asset Coverage.  For the period through and including December 31, 2009, the U.S. Borrower shall, for each month, maintain the Monthly U.S. Asset Coverage Ratio at greater than or equal to 1.40 to 1. From and after January 1, 2010, the  U.S. Borrower shall, for each Fiscal Quarter, maintain the U.S. Asset Coverage Ratio at greater than or equal to 1.30 to 1."

(l)	Section 11.1(g) of the Credit Agreement is hereby deleted in its entirety and replaced with the following paragraph:

"(g)           Equity.  Equity shall at all times exceed US$155,000,000."

(m)
Section 11.1(j) of the Credit Agreement is hereby amended by (i) deleting the phrase "and Acquisitions" on the seventh line thereof following the phrase "Capital Expenditures" and (ii) inserting the sentence "For greater certainty, the making of a Distribution shall not be a permitted purpose for the proceeds of credit obtained under the Credit Facilities." at the end of such Section.

(n)
Section 11.1(r) of the Credit Agreement is hereby amended by (i) inserting the phrase "within thirty days of such Person becoming a Subsidiary" on the second line thereof following the phrase "after the date hereof to" and (ii) inserting the phrase "within thirty days of such Person becoming a Subsidiary," on the seventh line thereof following the phrase "cause to be executed and delivered,".

(o)	Section 11.1 of the Credit Agreement is hereby amended by inserting the following Sections 11.1(hh), (ii), (jj) and (kk) after Section 11.1(gg):

"(hh)
Perfection of Rolling Stock. The Borrowers shall, and shall cause each of the Obligors to, on or before April 30, 2009 or such later date as agreed to in writing by the Agent in its sole discretion, in respect of 85% or more (calculated by net book value) of the Obligors' motor vehicles (including without limitation tractors and trailers but excluding motor vehicles currently contemplated to be sold as confirmed to the Agent in writing) (a) register Personal Property Security Act financing statements in favour of the Agent, in form and substance satisfactory to the Agent, in each applicable Canadian jurisdiction describing such motor vehicles registered in Canada (or in any Province therein) and including each such motor vehicle's vehicle identification number, or (b) cause the lien of the Agent in and to such motor vehicles to be duly noted on the applicable certificates of title or to be otherwise filed in such manner as is prescribed by law in order to perfect such lien and will cause all such certificates of title and evidences of lien to be deposited with the Agent.

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(ii)
Las Vegas/L.A. Express, Inc.  The Borrowers will cause Las Vegas/L.A. Express, Inc. to, on or before January 31, 2009, (i) execute and deliver an assumption and supplement agreement to the applicable Guarantee, (ii) grant to the Agent a security interest in all of its present and future undertaking and assets, and (iii) execute and deliver, or cause to be executed and delivered, all other relevant documentation (including without limitation opinions of counsel, corporate organizational and authorizing documents and an officer's certificate) as the Agent shall reasonably request.

(jj)
Minimum Rolling Twelve Month EBITDA.  Vitran shall maintain Rolling EBITDA (i) for the Fiscal Quarter ending March 31, 2009 at greater than or equal to $22,500,000, (ii) for the Fiscal Quarter ending June 30, 2009 at greater than or equal to $20,000,000, (iii) for the Fiscal Quarter ending September 30, 2009 at greater than or equal to $22,500,000, and (iv) for the Fiscal Quarter ending December 31, 2009 at greater than or equal to $25,000,000.

(kk)
Field Exams.  Each of the Borrowers shall, and shall cause each of the other Obligors to, on or before March 31, 2009 or such later date as agreed to in writing by the Agent in its sole discretion, permit the Agent (or any appraiser, consultant, agent or other third party satisfactory to it) to inspect its rolling stock and accounts receivable and to the extent applicable inventory, to perform appraisals of the rolling stock of any Borrower or other Obligor, and, in the Agent’s sole discretion, to inspect, examine, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to such rolling stock, accounts receivable and inventory, the scope of such appraisals, inspections, exams and checks must be reasonably satisfactory to the Agent and the results of which will be compiled in reports distributed to the Agent, the Lenders and the Borrowers.  All such appraisals, inspections, exams and checks by the Agent shall be at the sole expense of the Borrowers."

(p)	Section 11.2(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following paragraph:

"(d)
Investments.  The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to (A) for the period through and including December 31, 2009 (i) invest in any other entity or entities, singly or in the aggregate, by way of equity investment or otherwise or (ii) provide any financial assistance (by way of loan, guarantee or otherwise) to any other entity other than by way of investments in or financial assistance to any of the Obligors, and (B) from and after January 1, 2010 (i) invest in any other entity or entities, singly or in the aggregate, by way of equity investment or otherwise or (ii) provide any financial assistance (by way of loan, guarantee or otherwise) to any other entity, in an aggregate amount greater than US$2,000,000 or the Canadian Dollar Equivalent thereof, other than by way of investments in or financial assistance to any of the Obligors.  Nothing in this Section 11.2(d) shall prevent any Borrower nor any Subsidiary from making any Acquisition as permitted by Section 11.2(g)."

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(q)	Section 11.2(f) of the Credit Agreement is hereby deleted in its entirety and replaced with the following paragraph:

"(f)
Dispositions of Assets.  For the period through and including December 31, 2009, the Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, sell, assign, transfer, convey, lease (as lessor) or otherwise dispose of any of their respective assets including any disposition as part of a sale and leaseback transaction other than (i) the sale, lease or other disposition by the applicable Obligor of obsolete assets and assets sold in the ordinary course of business, in an aggregate amount not to exceed $3,000,000, (ii) the sale, lease or other disposition by the applicable Obligor of the properties listed on Part III of Schedule H hereto, and (iii) any other disposition of assets of any of the Companies which is expressly consented to in writing by all of the Lenders. From and after January 1, 2010, the Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, sell, assign, transfer, convey, lease (as lessor) or otherwise dispose of any of their respective assets including any disposition as part of a sale and leaseback transaction out of the ordinary course of business other than Permitted Dispositions."

(r)	Section 11.2 (g) of the Credit Agreement is hereby amended by (i) replacing the "," at the end of subparagraph (vi) with a ";" and (ii) inserting new subparagraphs (vii) and (viii) as follows:

"(vii)
in respect of any Acquisition paid for in stock to be made on or before December 31, 2009, the Borrowers must (A) provide written confirmation to the Agent that the business or line of business represented by such assets or entity that is the subject of such Acquisition shall have a positive Acquisition EBITDA for the four Fiscal Quarters immediately preceding the completion of the Acquisition as established by the financial statements described in paragraph (i) of the definition of EBITDA, and (B) obtain the prior written consent of the Majority Lenders to such Acquisition, which consent is to be provided or withheld in the sole discretion of each Lender; and

(viii)
in respect of any Acquisition paid for in cash (in whole or in part) to be made on or before December 31, 2009, the Borrowers must obtain the prior written consent of each of the Lenders to such Acquisition, which consent is to be provided or withheld in the sole discretion of each Lender,"

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(s)
Section 11.2 (p) of the Credit Agreement is hereby amended by inserting the sentence "In addition, Vitran shall not make any Distribution to any Person on or before December 31, 2009." at the end of such Section.

(t)	Section 11.2 of the Credit Agreement is hereby amended by inserting the following Section 11.2(s) at the end of such Section:

"(s)
Restriction on Capital Expenditures. Until January 1, 2010, the Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, make or commit to make any Capital Expenditures in an aggregate amount in excess of $10,000,000."

(u)	Article 16 of the Credit Agreement is hereby amended by inserting the following Section 16.14 after Section 16.13:

"16.14                      Defaulting Lenders . Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)	fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 7.6;

(b)
the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 14.14), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)	if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)
all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share (with the Defaulting Lender's Individual Commitment being excluded from the aggregate of the Individual Commitments of all of the Lenders) but only to the extent (x) the sum of all non-Defaulting Lenders' Revolving Credit Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Individual Commitments and (y) the conditions set forth in Section 12.1 are satisfied at such time; and

(ii)
if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Banking Day following notice by the Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 9.10 for so long as such LC Exposure is outstanding;

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(iii)
if the Borrowers cash collateralize any portion of such Defaulting Lender's LC Exposure pursuant to Section 16.14(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 7.9 with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;

(iv)
if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 16.14(c), then the fees payable to the Lenders pursuant to Section 7.6 and Section 7.9 shall be adjusted in accordance with such non-Defaulting Lenders' Pro Rata Share; or

(v)
if any Defaulting Lender's LC Exposure is neither cash collateralized nor reallocated pursuant to Section 16.14(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all standby fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender's Individual Commitment that was utilized by such LC Exposure) and issuance fees payable under Section 7.9 with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Lender until such LC Exposure is cash collateralized and/or reallocated;

(d)
so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Individual Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 16.14(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 16.14(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)
any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 3.10) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, if so determined by the Agent or requested by an Issuing Lender or Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (v) fifth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 12.1 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

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In the event that the Agent, the Borrower, the Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Individual Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share."

(r)	Schedule A to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

(s)	Schedule C to the Credit Agreement is hereby deleted in its entirety and replaced with Schedule C attached hereto.

2.2	Confirmation.

Each of the Borrowers confirms and agrees with the Agent and the Lenders that its right to request an increase in the Revolving Facility Available Amount pursuant to Section 2.6 of the Credit Agreement is hereby suspended until December 31, 2009.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties.

Each of the Borrowers and the Guarantors hereby represents and warrants to the Agent and each Lender as follows (which representations and warranties shall survive the execution and delivery of this Agreement, acknowledging that the Agent and the Lenders are relying thereon without independent inquiry in entering into this Agreement):

(a)
Status and Power.  Each Company is a corporation duly incorporated or amalgamated and organized and validly existing under the laws of its jurisdiction of incorporation or amalgamation.  Each Company is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required for such Company to carry on its business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Company has all requisite capacity, power and authority to own, hold under licence or lease its properties, to carry on its business and to otherwise enter into, and carry out the transactions contemplated by, the Loan Documents to which it is a party.  None of the Obligors is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

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(b)
Authorization and Enforcement of Loan Documents.  All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Obligor of this Agreement.  Each Obligor has duly executed and delivered this Agreement.  This Agreement constitutes a legal, valid and binding obligation of each Obligor, enforceable against each Obligor by the Agent and the Lenders in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and (ii) the fact that the courts may deny the granting or enforcement of equitable rights.

(c)
Compliance with Other Instruments.  The execution, delivery and performance by each Obligor of this Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of the articles of incorporation (or amalgamation, as applicable) or by-laws of the Obligors, any Applicable Law or any agreement, lease, licence, permit or other instrument to which any  Obligor is a party or is otherwise bound or by which any Obligor benefits or to which its property is subject and do not require the consent or approval of any Official Body or any other Person except as has been obtained.  Each Obligor has complied with all Applicable Law in respect of this Agreement and the transactions contemplated herein.

(d)
Compliance with Laws.  None of the Companies are in violation of any agreement, employee benefit plan, pension plan, mortgage, franchise, licence, judgment, decree, order, statute, rule or regulation relating in any way to itself, to the operation of its business or to its property or assets and which could reasonably be expected to have a Material Adverse Effect.

(e)	Default. No Default or Event of Default under the Credit Agreement has occurred or is continuing.

ARTICLE IV
CONDITIONS PRECEDENT

4.1	Conditions Precedent.

This Agreement shall not become effective until the Agent and the Lenders shall have received the following each dated on or before the date hereof and all in form and substance satisfactory to the Agent and the Majority Lenders (the date on which such conditions precedent are satisfied is hereinafter referred to as the "Amendment Effective Date"):

(a)	this Agreement shall have been duly executed and delivered to the Agent and each of the Lenders on behalf of the Borrowers and the Guarantors;

(b)	the Agent shall have received payment of all fees required by them in connection with this Agreement and the fee letter dated as of the date hereof between the Borrowers and the Agent;

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(c)	the Lenders party to this Agreement shall have received payment of an upfront fee in an amount equal to 50.0 bps of each such Lender's Individual Commitment;

(d)	a duly certified resolution of the board of directors of each Borrower authorizing it to execute, deliver and perform its obligations under this Agreement;

(e)	a certificate of a senior officer of each Borrower setting forth specimen signatures of the individuals authorized to sign on their respective behalf;

(f)	a certificate of status or good standing for each Borrower issued by the appropriate governmental body or agency of the jurisdiction in which such Borrower is incorporated or formed;

(g)
a certificate of a senior officer of each Borrower certifying that, inter alia, no Default or Event of Default has occurred and is continuing or would occur or continue immediately after this Agreement becoming effective;

(h)
opinions of Borrowers' legal counsel with respect to, inter alia, each Borrower, the enforceability of this Agreement and as to such other matters as the Agent may reasonably request, and otherwise in form and substance satisfactory to the Agent; and

(i)	the Agent shall have received all such other certificates, documents, opinions, and information that it reasonably requests.

ARTICLE V
CONSENT AND CONFIRMATION

5.1	Guarantors Consent

Each of the Guarantors hereby consents to the amendments to the Credit Agreement provided for in this Agreement and hereby confirms that its respective Guarantee remains in full force and effect with respect to the Secured Obligations under the Credit Agreement as amended by this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1	Further Assurances.

Each of the parties hereto agrees to execute and deliver or cause to be executed and delivered all such instruments and to take all such action as the other party may reasonably request, and at the expense of such other party in order to more fully effectuate and accomplish the intent and purposes of and to carry out the terms of this Agreement.

6.2	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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6.3	Consent to Jurisdiction.

Each of the Borrowers and the Guarantors hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of any action, suit or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in any such Ontario court.  Each of the Borrowers and the Guarantors hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each of the Borrowers and the Guarantors agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.3 shall affect the right of the Agent (on behalf of the Lenders) to bring any suit, action or proceeding against the Borrowers and the Guarantors (or any one or more of them) or their respective assets in the courts of any other jurisdiction.

6.4	Time of the Essence.

Time shall be of the essence in this Agreement in all respects.

6.5	Counterparts.

This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Counterparts may be executed and delivered in original, facsimile or portable document format (pdf) form to the other parties hereto and the parties hereto agree to accept any such executed counterparts as original signed versions of this Agreement.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above.

VITRAN CORPORATION INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: President and Chief Executive Officer	VITRAN EXPRESS CANADA INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Chief Executive Officer
VITRAN CORPORATION By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Chief Executive Officer	JPMORGAN CHASE BANK, N.A., as Agent By: /s/ Jeffrey Coleman Name: Jeffrey Coleman Title: Vice President
JPMORGAN CHASE BANK, N.A., Toronto Branch, as Canadian Lender By: /s/ Jeffrey Coleman Name: Jeffrey Coleman Title: Vice President	JPMORGAN CHASE BANK, N.A. as U.S. Lender By: /s/ Jeffrey Coleman Name: Jeffrey Coleman Title: Vice President
FIFTH THIRD BANK, as U.S. Lender By: /s/ William Krummen Name: William Krummen Title: Vice President	FIFTH THIRD BANK, Canadian Branch, as Canadian Lender By: /s/ Jeremiah Hynes Name: Jeremiah Hynes Title: Vice President and Principal Officer
WELLS FARGO BANK, N.A. as U.S. Lender By: /s/ Joseph Bianchin Name: Joseph J. Bianchin IV Title: Vice President	WELLS FARGO FINANCIAL CORPORATION CANADA, as Canadian Lender By: /s/ Nick Scarfo Name: Nick Scarfo Title: Vice President

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NATIONAL CITY BANK, as U.S. Lender By: /s/ Susan Dimmick Name: Susan J. Dimmick Title: Senior Vice President	NATIONAL CITY BANK, Canada Branch, as Canadian Lender By: /s/ Caroline Stade Name: Caroline Stade Title: Senior Vice President
BANK OF MONTREAL Chicago Branch as U.S. Lender By: Name: Title:	BANK OF MONTREAL, as Canadian Lender By: Name: Title:
BANK OF AMERICA, N.A. as U.S. Lender By: /s/ Stephen O’Sullivan Name: Stephen F. O’Sullivan Title: Senior Vice President	BANK OF AMERICA, N.A. Canada Branch, as Canadian Lender By: /s/ Medina Sales De Andrade Name: Medina Sales De Andrade Title: Vice President
NATIONAL BANK OF CANADA, New York Branch, as U.S. Lender By: /s/ Vincent Lima Name: Vincent Lima Title: Vice President By: /s/ Monique Baillergeau Name: Monique Baillergeau Title: Vice President	NATIONAL BANK OF CANADA, as Canadian Lender By: /s/ Ben Ciallella Name: Ben Ciallella Title: Director By: /s/ Ian Gillespie Name: Ian Gillespie Title: Managing Director
LAURENTIAN BANK OF CANADA, as Canadian Lender By: /s/ Raj Butani Name: Raj Butani Title: Senior Manager
By:        /s/ Veronica Pereira
Name:   Veronica Pereira
Title:     Senior Manager

VITRAN LOGISTICS LIMITED By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	EXPÉDITEUR T.W. LTÉE By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory
1124708 ONTARIO INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	1124709 ONTARIO INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory
CAN-AM LOGISTICS INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	1098304 ONTARIO INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory
ROUT-WAY EXPRESS LINES LTD./LES SERVICES ROUTIERS EXPRESS ROUT LTÉE By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	DONEY HOLDINGS INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory
VITRAN ENVIRONMENTAL SYSTEMS INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	SOUTHERN EXPRESS LINE OF ONTARIO LIMITED By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory
0772703 B.C. LTD. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	1277050 ALBERTA INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory

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VITRAN EXPRESS, INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	VITRAN EXPRESS WEST INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory
KANSAS MOTOR FREIGHT CORP. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	R.A. CHRISTOPHER, INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory
VITRAN LOGISTICS, INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	FRONTIER TRANSPORT CORPORATION By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory
PJAX, INC. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory	VITRAN LOGISTICS CORP. By: /s/ Richard E. Gaetz Name: Richard E. Gaetz Title: Authorized Signatory

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SCHEDULE A

PRICING GRID

APPLICABLE MARGIN

Pricing Level	Debt to EBITDA Ratio	BA Fee LIBOR + LC/LG Fee* (bp)	Prime+ Base Rate Canada Base Rate New York (bp)	Standby Commitment Fee (bp)
Level I	<3. 00x	250.0	150.0	50.0
Level II	≥3.00 and < 3.50x	300.0	200.0	50.0
Level III	≥3.50 and < 4.00x	350.0	250.0	50.0
Level IV	≥4.00 and < 4.50x	400.00	300.0	50.0
Level V	≥4.50x	450.0	350.0	50.0

*LCs & LGs will be subject to a fronting fee of 12.5 bps